                                                                     EXHIBIT 2.5

                               CREDIT AGREEMENT

                                By And Between

                         BAXTER HEALTHCARE CORPORATION
                                   as lender

                                      And

                                 UROGEN CORP.
                                  as Borrower


                                 July 8, 1998

                               CREDIT AGREEMENT
                               ----------------

     THIS CREDIT AGREEMENT (this "Agreement") is entered into this 8th day of July, 1998, by and between UROGEN CORP., a Delaware corporation with offices at 10835 Altman Row, Suite A, San Diego, California 92121 ("Borrower"), and BAXTER HEALTHCARE CORP., a Delaware corporation with offices at 1627 Lake Cook Road, Deerfield, Illinois 60015 ("Baxter").

                             PRELIMINARY STATEMENT
                             ---------------------

     WHEREAS, Baxter and Borrower have entered into that certain Asset Purchase Agreement dated as of February 28, 1998, as amended by that certain Amendment to Asset Purchase Agreement, dated as of May 27, 1998, between Baxter and Borrower (as so amended, the "Asset Purchase Agreement") pursuant to which Baxter has agreed to sell the Mini-Ad Vector Technology (as that capitalized term is defined in the Asset Purchase Agreement) to Borrower, as well as other property related to the research, development, manufacture, use and sale of the Mini-Ad Vector Products (as that capitalized term is defined in the Asset Purchase Agreement);

     WHEREAS, Baxter has agreed to collaborate with Borrower to develop Collaboration Products, as that capitalized term is defined in, and pursuant to, the terms of that certain Developmental Collaboration Agreement between Baxter and Borrower of even date herewith (the "Development Agreement");

     WHEREAS, the Borrower desires that Baxter make available to Borrower a credit facility in order to finance a portion of the funding for development of Collaboration Products in accordance with the terms of the Development Agreement; and

     WHEREAS, Baxter is willing to make available such credit facility for such purposes and on the terms and conditions stated below.

     NOW THEREFORE, in consideration of the mutual agreements herein contained, Baxter and the Borrower agree as follows:

     1.   LOAN.
          ----

     1.1  TERMS DEFINED IN DEVELOPMENT AGREEMENT.  Unless otherwise defined
          --------------------------------------
herein, all capitalized terms shall have the meanings ascribed to such terms (including by reference to another agreement) as set forth in the Development Agreement.

     1.2  CREDIT FACILITY LOAN.
          --------------------

          (a) Credit Facility.  Subject to the terms and conditions of this
              ---------------
Agreement, Baxter agrees to loan to Borrower from time to time during the Commitment Period (as defined below) such amounts to be funded by Baxter as Baxter Funding during the Baxter Funding Period under, and subject to the terms and conditions of, Section 3.5(a) of the Development Agreement (the "Credit

Facility Loan"), which funds may be repaid without penalty during the Commitment Period but may not be reborrowed. Notwithstanding any provision of the immediately preceding sentence to the contrary, any amounts to be advanced by Baxter as part of the Baxter Funding during the Baxter Funding Period shall be subject to Baxter's right at any time and from time to time to decline to pay any portion of its funding obligations under Section 3.5 of the Development Agreement in accordance with the terms and conditions set forth therein. The proceeds of the Credit Facility Loan shall be used solely to fund the Approved Expenses of Borrower incurred with respect to the Development Work during the Baxter Funding Period in accordance with Section 3.5(a) of the Development Agreement. The full amount of any outstanding Borrower's Liabilities (as defined in Section 2 below) under the Credit Facility Loan shall be payable on December 31 of each year during the term of this Agreement. Upon termination of this Agreement, Borrower shall pay Baxter the remaining outstanding amount of the Borrower's Liabilities under the Credit Facility Loan as of the date of termination. In the event that no Event of Default shall occur and be continuing on any of the dates for payment described above (such dates, the "Payment Dates"), the amounts due and payable on such Payment Dates shall be paid by Borrower by issuing to Baxter on the Payment Date the number of shares of Borrower's Series B Preferred Stock (the "Stock") determined by dividing (i) the outstanding amount of the Borrower's Liabilities under the Credit Facility Loan at such Payment Date divided by (ii) $[*] per share (subject to equitable
                          ----------
adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or other similar event affecting such shares), rounding down to the nearest whole share (with the remaining amount, otherwise payable in fractional shares, payable to Baxter in cash). However, if an Event of Default shall occur and be continuing on a Payment Date, Baxter may elect in its sole discretion to require payment of the outstanding amount of the Borrower's Liabilities under the Credit Facility Loan, in accordance with
Section 7 hereof, in either cash or in Stock. The amount of Stock so payable shall be calculated by using the formula as described above.

     The full amount of the Borrower's Liabilities under the Credit Facility Loan then outstanding shall mature and shall be due and payable on the "Termination Date" (as defined below).

     Baxter shall be under no obligation to make further loans after the Commitment Period unless Baxter extends the Commitment Period, in its sole discretion.

          (b) "PRIME RATE"  as used herein means the variable rate of interest
               -----------
quoted as the prime rate by the Wall Street Journal from time to time.  Whenever
                                -------------------
in this Agreement the Prime Rate is a component of an interest rate hereunder, such interest rate shall fluctuate from time to time concurrently with, and in an amount equal to, each increase or decrease in the Prime Rate component thereof.

          (c) "COMMITMENT PERIOD"  means the period from and including the date
              -------------------
hereof to and including the Termination Date.

          (d) "BUSINESS DAY"  shall mean any day other than (a) a Saturday or
              --------------                     ----- ----
Sunday or (b) a day on which commercial banks in the State of Illinois are authorized or required by law to close.

          (e) "TERMINATION DATE"  means the earlier to occur of (i) termination
              ------------------
of the Development Agreement, (ii) the License Termination Date, (iii) the first day of the UroGen Funding Period, as such term is defined in the Development Agreement, or (iv) as earlier specified in a written notice given by Baxter to Borrower of an acceleration of the Credit Facility Loan after an Event of Default.

          (f) "LOAN"  means the Credit Facility Loan.
              ------

     2.   BORROWER'S LIABILITIES.  Borrower's liability to Baxter hereunder
          ----------------------
("Borrower's Liabilities") shall be equal to the aggregate of:

          (i) the then unpaid principal of all loans and/or advances made by Baxter to or for the account of the Borrower, including, but not limited to, the Loan; and

          (ii) any other costs and expenses required to be paid by Borrower as provided in this Agreement (and, at Baxter's sole option, any amounts accrued but unpaid by Borrower after a default which has not been cured under and pursuant to the Seller License Agreement, the Services Agreement, the Employee Lease, the Royalty Agreement, the Development Agreement, the Distribution Agreement and the Investors' Agreement (as those capitalized terms are defined in the Asset Purchase Agreement) may be treated as advances for the account of Borrower hereunder); and

          (iii) any interest which accrues but remains unpaid by Borrower with respect to items (i) and (ii) above.

     In determining Borrower's Liabilities, the books and records of Baxter shall be controlling, absent manifest error. All statements of account rendered by Baxter to Borrower concerning Borrower's Liabilities, including all statements of principal, interest, expenses and costs owing to Baxter by Borrower shall, absent manifest error, constitute an account stated between Baxter and the Borrower.

     Any portion of Borrower's Liabilities not paid after an Event of Default shall occur shall bear interest from the due date until paid at a floating rate, computed using a 360-day year and actual days elapsed, equal to [ * ] percent ([*]%) per annum in excess of the Prime Rate (the "Default Rate"). The foregoing rate of interest to be charged hereunder shall fluctuate from time to time concurrently with and in an amount equal to each increase or decrease in the Prime Rate.

     3.   LOAN ADVANCES; APPLICATION OF PAYMENTS. Each request for an advance
          --------------------------------------
under the Credit Facility Loan under this Agreement shall be made by Borrower by delivering to Baxter a written notice requesting funding under and pursuant to the terms and conditions set forth in Section 3.5(a) of the Development Agreement (a "Borrowing Notice"). Baxter, upon determination in its good faith judgment that the conditions set forth in Section 4 hereof have been duly satisfied, and subject to (i) Baxter's right at any time and from time to time to decline to pay any portion of its funding obligations under Section 3.5(a) of the Development

Agreement, and (ii) the terms and conditions of this Agreement and the limitations set forth in Section 1, will fund the Baxter Funding requested by Borrower in the Borrowing Notice by advancing such amount under the Credit Facility Loan to the Borrower in immediately available funds pursuant to the Borrower's wire transfer instructions pursuant to Section 3.5 of the Development Agreement in accordance with the terms and conditions set forth therein, or, if Baxter determines that such conditions have not been met, or that the amount requested shall not be advanced by Baxter to Borrower, Baxter will so notify Borrower.

     4.   CONDITIONS TO DISBURSEMENTS.
          ---------------------------

     The obligation of Baxter to make any advances under the Credit Facility Loan is subject to the satisfaction of each of the following conditions:

          (a) Borrower shall have executed and delivered to Baxter this Agreement;

          (b) All other such documents, instruments, certificates or actions as Baxter may reasonably request in connection with the transactions contemplated hereby shall have been delivered or taken by the Borrower;

          (c) Before and after giving effect to such advance under the Credit Facility Loan, no Event of Default hereunder, nor any event which, with the lapse of time or the giving of notice, or both, would constitute such an Event of Default hereunder, shall have occurred and be continuing;

          (d) Before and after giving effect to any such advance under the Credit Facility Loan, the representations and warranties of Borrower herein shall be correct as though made on the date of such advance under the Credit Facility Loan; and

          (e) Borrower shall have delivered a Borrowing Notice as provided above.

     5.   BORROWER'S REPRESENTATIONS AND WARRANTIES.  The Borrower hereby
          -----------------------------------------
represents and warrants to Baxter, and with each request hereunder for an advance under the Credit Facility Loan, Borrower shall be deemed to have newly represented and warranted to Baxter, that:

          (a) The financial statements of Borrower furnished to Baxter in accordance with Section 4.8 of the Asset Purchase Agreement (the "Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the financial position of Borrower at the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). There has been no change in Borrower's accounting policies except as described in the notes to the Financial Statements.

          (b) No litigation (including derivative actions), arbitration proceedings or governmental proceedings are pending or, to the knowledge of the Borrower, threatened against the Borrower the results of which might, if determined adversely to the Borrower, materially and adversely affect the Borrower's financial condition or operations, other than such litigation or proceedings provided for or previously disclosed to Baxter in writing.

     6.   COVENANTS.
          ---------

     The Borrower hereby covenants and agrees with Baxter that, except as permitted hereby or with the prior written consent and approval of Baxter, until all the Borrower's Liabilities have been paid in full:

          (a) It will maintain at all times its existence in good standing in the jurisdiction of its incorporation and its qualification to transact business in each jurisdiction where it is required to be so qualified;

          (b) It will comply with the provisions of the Seller License Agreement in all material respects;

          (c) It will file all federal, state and local tax returns which are required to be filed by it, or timely request an extension of time within which to file any such tax returns, and pay, or make provision for the payment of, all taxes, additions to tax, penalties or interest which have become due pursuant to such tax returns or pursuant to any assessment received by the Borrower;

          (d) It will comply with all applicable laws, statutes, regulations and ordinances of the United States of America, of any state or municipality, or of any other jurisdiction or agency thereof, the violation of which would in any respect materially and adversely affect the Borrower;

          (e) It will maintain at all times all material authorizations, consents, approvals, licenses, permits, exemptions of, or filings or registration with, all commissions, boards, bureaus, agencies and instrumentalities necessary to carry on its business in the ordinary course; and

          (f) It will promptly give notice to Baxter of the occurrence of a material default or Event of Default under this Agreement, or under the Asset Purchase Agreement, the Seller License Agreement, the Services Agreement, the Employee Lease, the Royalty Agreement, the Development Agreement, the Distribution Agreement or the Investors' Agreement.

     7.   EVENTS OF DEFAULT.
          -----------------

     Each of the following events (an "Event of Default") shall constitute a default hereunder:

          (a) If any amount of principal on any of the Borrower's Liabilities is not paid on or before thirty (30) days after the date when such amount is due; or

          (b) If Borrower breaches in any material respect any of the covenants contained in this Agreement, other than for nonpayment of Borrower's Liabilities provided for in Subsection (a) above, and such breach shall continue for a period of thirty (30) days after notice thereof has been given by Baxter to the Borrower, unless within such thirty (30) day period the Borrower has instituted corrective action satisfactory to Baxter, is diligently pursuing such action to correct the breach, and such breach is in fact remedied within sixty (60) days of the earlier of the date such default shall first have become known to the Borrower or the date written notice of such default shall have been given to the Borrower by Baxter; or

          (c) If any representation or warranty of Borrower contained in this Agreement or in any other such instrument or document given to Baxter should at any time be untrue or incorrect in any material respect as of the time such representation or warranty is made or deemed made, unless, within a thirty (30) day period after notice thereof has been given by Baxter to the Borrower, Borrower shall have corrected the breach so that such representation and warranty shall thereafter be true and correct and provided that Baxter shall not
                                                  -------- ----
have materially relied upon such representation and warranty to its detriment;
or

          (d) If Borrower (i) shall generally not pay, or shall be unable to pay, its debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors, or petition or apply to any court or other governmental agency or apply to any court or other governmental agency or authority for the appointment of a custodian, receiver for it or for all or any material part of its properties; or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains undismissed for a period of sixty (60) days; or (v) shall indicate, by act or omission, its consent to, approval of, or acquiescence in any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation petition, application or proceeding, or any order for relief or the appointment of a custodian, receiver of trustee for all or any material part of its properties; or (vi) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of sixty (60) days; or

          (e) If a notice of lien, levy or assessment is filed of record with respect to all or any material part of Borrower's assets by any governmental agency or department, or if any taxes or debts owing at any time hereafter to any governmental agency or department becomes a lien or encumbrance upon all or any material part of the Borrower's assets and either the same is not released within sixty (60) days after the same becomes a lien or encumbrance, or within said sixty (60) day period the Borrower has not, in good faith and with reasonable diligence, commenced the contest of the validity or amount of any lien or encumbrance; or

          (f) A material default shall occur under the Seller License Agreement, the Services Agreement, the Employee Lease, the Royalty Agreement, the Development Agreement, the Distribution Agreement, or the Investors' Agreement which is not cured as provided therein; or

          (g) If notice is given to the Borrower by Baxter that in the reasonable opinion of Baxter any litigation, arbitration proceeding or governmental proceeding which has been instituted with respect to the Borrower or its assets will, to a material extent, adversely affect the financial condition or the continued operations of the Borrower, individually or as a whole, and such litigation, arbitration proceeding or governmental proceeding is not dismissed within sixty (60) days after such notice is given by Baxter.

Upon the occurrence of any Event of Default:

               (1) At the option of Baxter, the entire unpaid amount of all of Borrower's Liabilities shall become immediately due and payable without notice of such election by Baxter, and without demand or presentment and shall be payable in the manner set forth in Section
          1.2 hereof, notwithstanding anything contained herein to the contrary, and the principal amount of the Credit Facility Loan so accelerated and declared due as aforesaid shall thereafter bear simple interest at the Default Rate; and

               (2) Baxter may, at its option, exercise from time to time any rights and remedies available to it under the Uniform Commercial Code of California or of any other applicable state. No remedy herein conferred upon or reserved to Baxter is intended to be exclusive of any other remedy or remedies, and each and every such remedy shall be cumulative, and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

     8.   CHARGES.
          -------

     The Borrower shall repay to Baxter all lawful out-of-pocket costs and disbursements, including reasonable counsel fees incurred by Baxter in connection with the collection or enforcement of Borrower's Liabilities, together with interest thereon from the date of demand for payment thereof until paid at a floating rate of interest, computed using a 360-day year and actual days elapsed, equal to the applicable Default Rate. Any such charges or disbursements may be deducted by Baxter from any amounts received under this Agreement.

     9.   WAIVER.
          ------

     Borrower hereby waives presentment, demand for payment (except as expressly provided herein) and notice of dishonor with respect to Borrower's Liabilities and the Borrower hereby consents to any and every renewal or extension of time that may be granted with respect to such instruments.

     10.  CONTINUATION OF AGREEMENT.
          -------------------------

     In the event Borrower shall at any time cease to be indebted to Baxter for advances made pursuant to this Agreement while this Agreement has not been terminated by either party hereto, any advance relating to the Loan made thereafter by Baxter to the Borrower shall be governed by the terms, conditions, covenants, representations and warranties contained in this Agreement (except as the same may have been expressly altered or modified in a writing signed by the parties hereto subsequent to the date hereof) without the necessity of any further act, understanding or writing by the parties hereto.

     11.  DISPUTE RESOLUTION.
          ------------------

     11.1 Provisional Remedies: The procedures specified in this Section 11 shall be the sole and exclusive procedures for the resolution of any disputes hereunder ("Disputes"); provided, however, that a Party, without prejudice to
                        --------  -------
these procedures, may seek a preliminary injunction or other provisional relief with respect to a Dispute if, in its sole judgment, such action is deemed necessary to avoid irreparable damage or to preserve the status quo. During such action, the Parties will continue to participate in good faith in the procedures specified in this Section 11.

     11.2 Negotiations Between Executives: Within ten (10) days of delivery of a written notice by one Party to the other Party of a Dispute, the Parties will cause, respectively, an executive officer of Borrower designated by Borrower and an executive of Baxter designated by Baxter, to meet and by good faith negotiations attempt to resolve such Dispute.. In the event that the Parties fail to resolve a Dispute pursuant to this Section 11.2 within thirty (30) days after one Party delivering written notice of the Dispute to the other Party, the Dispute shall be submitted to and shall be resolved by arbitration pursuant to
Section 11.3 below.

     11.3 Arbitration: In the event that a Dispute is not resolved between the Parties pursuant to the procedures of, and time periods specified in, Section
11.2 above, such Dispute shall be finally settled by arbitration administered by JAMS/Endispute in accordance with the provisions of its Comprehensive Arbitration Rules and Procedures and the United States Federal Arbitration Act, as modified below:

     (a) The arbitration shall be heard by a panel of three (3) independent and impartial arbitrators, all of whom shall be selected from a list of neutral arbitrators supplied by JAMS/Endispute. From such list, each of Baxter and Borrower shall select one (1) arbitrator, and the arbitrators so selected shall select a third. The panel shall designate one (1) among them to serve as chair.

     (b) The arbitration proceedings shall be conducted: (a) if notice demanding arbitration is delivered by Borrower to Baxter, in Cook County, Illinois, or (b) if notice demanding arbitration is delivered by Baxter to Borrower, in San Diego County, California.

     (c) Any Party may seek interim or provisional remedies under the Federal Rules of Civil Procedure and the United States Federal Arbitration Act as necessary to protect the rights or property of the Party pending the decision of the arbitrators.

     (d) The Parties shall allow and participate in limited discovery for the production of documents and taking of depositions, which shall be conducted in accordance with the

     Comprehensive Arbitration Rules and Procedures of JAMS/Endispute. All discovery shall be completed within sixty (60) days following the filing of the answer or other responsive pleading. Unresolved discovery disputes shall be brought to the attention of the chair of the arbitration panel and may be disposed of by the chair.

     (e) Each Party shall have up to fifty (50) hours to present evidence and argument in a hearing before the panel of arbitrators provided that the
                                                           --------
     chair of the panel of arbitrators may establish such longer times for presentations as the chair deems appropriate.

     (f) The arbitration award shall be rendered by the arbitrators within fifteen (15) business days after conclusion of the hearing of the matter, shall be in writing and shall specify the factual and legal basis for the award. Judgment thereon may be entered in any court having jurisdiction thereof.

     (g) The arbitrators are empowered to order money damages in compensation for a Party's actual damages, specific performance or other appropriate relief to cure a breach; provided, however, that the arbitrators will have
                              --------  -------
     no authority to award special, punitive or exemplary damages, or other money damages that are not measured by the prevailing Party's actual damages.

     11.4 Performance During Dispute: During the Commitment Period, each Party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be commercially impossible or impractical under the circumstances.

     11.5 Costs of Arbitration: Subject to Section 8 above, the Party which is found to have been more at fault in a dispute arbitrated under this Section 11 shall be responsible for paying the costs and expenses, including reasonable attorney's fees, which the other Party has incurred in such arbitration.

     12.  GENERAL.
          -------

     12.1 Baxter shall not, by act, delay, omission or otherwise be deemed to have waived any of its rights and/or remedies hereunder unless such waiver shall be in writing signed by Baxter, and only to the extent therein expressly set forth; a waiver by Baxter of any right and/or remedy under the terms of this Agreement on any one occasion shall not be construed as a bar to or waiver of any such right and/or remedy which Baxter would otherwise have had on any future occasion. No executory agreement shall be effective to change or modify or to discharge in whole or in part this Agreement unless such executory agreement is in writing and signed by Baxter.

     12.2 The Borrower covenants and agrees to execute and deliver to Baxter, upon demand, such additional assurances, writings and instruments as may be reasonably required by Baxter for the purpose of effectuating the intent of this Agreement.

     12.3 All notices or other communications hereunder shall be in writing and shall be given either by hand delivery, by facsimile transmission, or by certified or registered mail addressed in accordance herewith and shall be deemed given when so delivered in hand or by facsimile transmission, or otherwise on the third (3rd) business day after the date when deposited in the United States Mail. Any notice or other communication which is mailed shall be addressed to the addressee at the following address:

      To Baxter:         President - Venture Management
                         Baxter Healthcare Corporation
                         1627 Lake Cook Road
                         Deerfield, Illinois  60015
                         Facsimile:  847-940-6271

      With copies to:    Christopher A. Lause
                         Seyfarth, Shaw, Fairweather &
                          Geraldson
                         55 East Monroe Street, Suite 4200
                         Chicago, Illinois   60603
                         Facsimile:  (312) 269-8869

      To Borrower:       Robert E. Sobol
                         UroGen Corp.
                         10835 Altman Row, Suite A
                         San Diego, California  92121
                         Facsimile:  619-642-9173

      With copies to:    Herbert P. Fockler
                         Wilson, Sonsini, Goodrich
                          & Rosati
                         650 Page Mill Road
                         Palo Alto, California  94303
                         Facsimile:  650-496-4092

      Any party may change such address by notice given in accordance herewith.

      12.4 This Agreement shall be governed by and construed in accordance with the laws of the State of California.

      12.5 If any clause or provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such particular clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

      12.6 This Agreement and any other documents relating hereto may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Baxter. Borrower may not sell, assign or transfer this Agreement or any portion thereof, including, without limitation, Borrower's rights, title, interests, remedies, powers, and/or duties hereunder or thereunder. Borrower hereby consents to Baxter's participation, sale, assignment, transfer or other disposition to an Affiliate of Baxter, at any time or times hereafter, of this Agreement or of any portion hereof or thereof, including, without limitation, Baxter's rights, title, interests, remedies, powers, and/or duties hereunder or thereunder.

      12.7 In addition to all of Borrower's Liabilities under this Agreement, Borrower agrees to hold Baxter harmless from, and to indemnify Baxter, and each of its officers, directors, employees, attorneys and agents, against, all losses, damages, fees, liabilities, obligations, penalties, actions, suits, claims, costs and expenses (including, without limitation, attorneys' fees, costs and expenses), imposed on or incurred by Baxter, whether prior to or from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or relating to any suit, investigation, action or proceeding by any person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation (other than suits or other actions by the Borrower against Baxter), including without limitation, any federal or state securities, labor or environmental laws, or under any common law or equitable cause or otherwise, arising from or in connection with any of the following: (i) the negotiation, preparation, execution, performance or enforcement of this Agreement or of any document executed in connection with the transactions contemplated by this Agreement;
(ii) Baxter's furnishing of funds to Borrower under this Agreement; or (iii) any matter relating to the financing transactions contemplated by this Agreement or by any document executed in connection with the transactions contemplated by this Agreement. Such indemnification shall be part of the Borrower's Liabilities.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

      BAXTER:                    BAXTER HEALTHCARE CORPORATION


                                 By:  /s/ Victor W. Schmitt
                                     ----------------------------------------
                                 Its:  President, Venture Management


      BORROWER:                  UROGEN CORP

                                 By:  /s/ Paul D. Quadros
                                     ----------------------------------------
                                 Its:  President and Chief Executive Officer